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                                                                      EXHIBIT 99


                                                       CONTACTS: MEDIA INQUIRIES
                                                                     Lin Cummins
                                                                  (248) 435-7112
                                                  linda.cummins@arvinmeritor.com

                                                              INVESTOR INQUIRIES
                                                                   Alice McGuire
                                                                  (248) 655-2159
                                                  alice.mcguire@arvinmeritor.com

                                                             ALTERNATE CONTACTS:
                                                         Dan Katcher/Ellen Barry
                                          Joele Frank, Wilkinson Brimmer Katcher
                                                                  (212) 355-4449


      ARVINMERITOR RAISES TENDER OFFER FOR DANA TO $18.00 PER SHARE IN CASH

TROY, MICH., (Nov. 17, 2003) -- ArvinMeritor, Inc. (NYSE: ARM) today announced that it is increasing its tender offer to $18.00 per share in cash to acquire all of the outstanding common shares of Dana Corporation (NYSE: DCN).

     Larry Yost, chairman and chief executive officer of ArvinMeritor, said, "We continue to believe this is a logical combination that makes strategic sense. When we first approached Dana on June 4, 2003, Dana's stock was trading at under $10.00 per share. Since then, nothing in Dana's recent performance has indicated that its current stock levels are sustainable as an independent company. If the Dana board gives our offer a fair and objective review, we believe that they will want to pursue a combination of the two companies. However, our primary responsibility is to ArvinMeritor's shareowners, and we do not believe it is in their best interests to continue expending valuable corporate resources for an indeterminate period of time."

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     ArvinMeritor said that this is its final offer, and that the company will terminate its tender offer at 5 p.m. (EST) on Tuesday, Dec. 2, 2003, unless the Dana board agrees to begin negotiating a definitive merger agreement by that date.

     The following letter was sent to Dana's chairman of the board today, informing him of ArvinMeritor's increased offer.

         Nov. 17, 2003

         Mr. Glen Hiner
         Chairman of the Board
         Dana Corporation
         Toledo, Ohio 43697

         Dear Glen:

                  Today, ArvinMeritor is increasing its tender offer to $18.00 per share in cash to acquire all of the outstanding common shares of Dana Corporation. We want you to know that this is our final offer to Dana.

                  We continue to believe that ArvinMeritor and Dana is a logical combination that makes strategic sense. If your board gives our offer a fair and objective review, they will want to pursue it. However, our primary responsibility is to our own shareowners, and we do not believe it is in their best interests to continue expending valuable corporate resources for an indeterminate period of time.

                  We have always maintained that a negotiated transaction is the most desirable means for combining our two companies. We urge you to carefully weigh the implications of refusing once again to sit down and discuss a transaction that would immediately benefit Dana's shareowners. If the Dana board does not enter into negotiations with us, they will deprive Dana's shareowners of immediate and substantial value.

                  We are hopeful the Dana board recognizes the significant benefits of our $18.00 per share offer. ArvinMeritor will terminate its tender offer at 5 p.m. (EST) on Tuesday, Dec. 2, 2003, unless your board agrees to begin negotiating a

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         definitive merger agreement in good faith by that date. We look forward to a timely response.

         Sincerely,

         /s/ Larry Yost
         Larry Yost

     ArvinMeritor announced that it has extended its offer for all of the outstanding common shares of Dana's common stock until 5 p.m. (EST) on Dec. 2, 2003. The offer was previously scheduled to expire at 5 p.m. (EST) on Dec. 1, 2003. At the end of business on Nov. 14, 2003, Dana shareowners had tendered and not withdrawn approximately 1,017,000 shares pursuant to ArvinMeritor's tender offer.

     ArvinMeritor, Inc. is a premier $8-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., the company employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com.

                                      # # #


CPR03-54
111703

The solicitation and offer to purchase is made only pursuant to the Offer to Purchase and related materials that ArvinMeritor and Delta Acquisition Corp. filed with the Securities and Exchange Commission on July 9, 2003. Investors and security holders are advised to read such documents because they include important information. Investors and security holders may obtain a free copy of such documents at the SEC's website at www.sec.gov, from ArvinMeritor at 2135 W. Maple Road, Troy, MI 48084, Attn: Investor Relations, or by contacting Mackenzie Partners, Inc. at (212) 929-5500 collect or at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

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This press release contains statements relating to future results of the company
(including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; potential increases in raw material costs; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the outcome of the tender offer for common stock of Dana Corp.; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to access capital markets; credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.